Exhibit 23.1
[Crowe Chizek and Company LLC letterhead]
CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in the Registration Statements of Youbet.com, Inc. on Forms S-3 (File Nos. 333-116374, 333-39488, 333-76029 and 333-126131) and on Forms S-8 (File Nos. 333-125576, 333-114390 and 333-88047) of our report dated December 21, 2005, on our audits of the consolidated financial statements of United Tote Company as of and for the nine months ended September 30, 2005 and as of and for the year ended December 31, 2004, which report also is included in this Current Report on Form 8-K.

/s/ Crowe Chizek and Company LLC
CROWE CHIZEK AND COMPANY LLC
Columbus, Ohio
February 10, 2006